EXHIBIT 99

TRICON GLOBAL RESTAURANTS REPORTS A 26 PERCENT INCREASE
IN ONGOING OPERATING EARNINGS TO $0.76 PER SHARE
FOR THE SECOND QUARTER

          International and Pizza Hut performance remains strong
          Records an unusual charge for AmeriServe expenses
          Provides new guidance for balance of the year

LOUISVILLE, KY (JULY 18, 2000) – Tricon Global Restaurants, Inc. (NYSE:YUM) reported second quarter ongoing operating earnings of $113 million, or $0.76 per share, a 26 percent increase for the quarter ended June 10, 2000. Year-to-date ongoing operating earnings increased 27 percent to $1.39 per share. Additionally, Tricon took an unusual charge of $72 million, $0.31 per share, almost entirely due to the AmeriServe bankruptcy.

Financial Highlights
Ongoing Operations
($MM Except Per Diluted Share Amounts)

                                         % Change vs.              % Change vs.
                            Q2         Prior Year       Q2 YTD      Prior Year
                        ----------    -------------     ------      ----------
 System Sales              5,014              -           9,940          1
 Revenues(a)               1,656            (12)          3,253        (12)
 Operating Profit            226              6             425          5
 Operating Earnings          113             16             209         18
 ==============================================================================
 Operating EPS(b)           0.76             26            1.39         27
 ==============================================================================
 Net Facility Actions        .26            (47)            .43        (30)
 Unusual items              (.31)            NM            (.32)        NM
 Reported EPS(c)            0.71            (36)           1.50        (15)

  As expected, revenues declined primarily due to Tricon's ongoing strategic program to sell company restaurants to its franchise partners.

  Ongoing operating EPS is from operations and does not include the impact of facility actions net gain, unusual items, and last year's accounting changes.

  Reported results, which are more fully described in the financial attachments, include the impact of facility actions net gain, unusual items, and last year’s accounting changes.

David C. Novak, Chief Executive Officer said, ” We are pleased to achieve our eighth consecutive quarter of over 20 percent growth in ongoing operating EPS. The second quarter’s 26 percent growth in ongoing operating EPS was driven by continued outstanding contributions from our International business and strong performance from Pizza Hut. Additionally, significant reductions in general and administrative costs and excellent progress from our financial strategies benefited results, while KFC performed as expected. The one area of disappointment was Taco Bell’s same store sales which declined 6%.

“I recognized that fundamental change at Taco Bell was necessary, and today we separately announced significant actions unanimously supported by our Board of Directors designed to regain sales momentum at Taco Bell, including both new leadership and a change in our advertising agency.

“Importantly, the underlying consumer dynamics of the Taco Bell brand are solid. While we lead the QSR category in providing unique, great tasting food at a superior value, the burger chains have improved their value positions and narrowed the gap versus Taco Bell. We are bringing fresh, new thinking to the brand to better leverage Taco Bell’s unique market strengths and will continue to invest in the brand to make this happen. Additionally, we are implementing aggressive strategies for the balance of the year that will drive product news and value differentiation, which we are hopeful will improve sales performance versus current trends.

“However, given Taco Bell’s current trends it is prudent that we now reduce our full-year performance expectations to mid-teens growth in ongoing operating EPS, which is below our prior forecast but consistent with our stated long-term growth objectives. And our full year forecast for U.S. blended same store sales is now negative 1% to 2%. Of course, we will strive to beat these marks, and will continue to take every required action to reinvigorate the Taco Bell business and drive consistent same store sales growth at all of our brands.”

2nd QUARTER RESULTS

International Restaurants

Tricon’s international business continues to deliver excellent results with ongoing operating profits up 20%, on top of 59% growth last year. This is the eighth straight quarter of 20% or better growth in operating profits. Ongoing operating profits were driven by solid sales growth and 695 new unit openings over the past year, including 430 KFCs, 240 Pizza Huts and 25 Taco Bells. Franchise fees were up 14% and ongoing restaurant level margins improved by 100 basis points. Same store sales growth continues to be solid in key countries, including Australia, China, Korea, Mexico and the United Kingdom.

U.S. Restaurants

In the U.S., Pizza Hut continues to deliver strong results. For the quarter, same store sales were up 1%, while lapping very strong prior year growth of 9%. Pizza Hut continues to leverage its leadership position in innovation and variety with great products including The Edge Pizza, which drove sales in the quarter. Pizza Hut has solid momentum going forward, and we expect same store sales to show 3% to 4% growth for the second half of the year.

Taco Bell’s same store sales were down 6%. We expect these trends to continue through at least the third quarter. To address this, the Company earlier today announced the appointment of Emil Brolick, a 12-year veteran of Wendy’s International, Inc., as Taco Bell’s new president. Brolick has been credited as one of the architects of Wendy’s consistent same store sales growth and new product introductions. The Company also announced it is assigning its $200+ million advertising account to Foote Cone & Belding on an interim basis until Brolick has had an opportunity to fully review the situation.

As expected, KFC’s same store sales were down 3%. KFC is repositioning its business to focus more on the high growth segments of the chicken business, while maintaining its leadership position in home meal replacement. KFC’s recent investment targeted at successfully launching into the chicken sandwich category has led to some erosion in the chicken strips and chicken on the bone segments. Going forward, a more balanced approach is expected to rebuild the momentum in these segments while continuing to grow the sandwich business. We expect same store sales trends to improve from the second quarter to the third quarter, which we expect to be flat to down slightly.

Operational and Financial Progress

Tricon continued to make operational progress in the quarter. Ongoing operating profit increased 6%, driven by an 11% reduction in ongoing G&A and an 8% increase in franchise fees. Ongoing restaurant level margins were up 40 basis points driven by portfolio benefits. This was partially offset by the impact of sales deleverage in the U.S. and higher U.S. labor rates.

Tricon continued to make substantial progress executing its financial strategies, refranchising 248 restaurants in the quarter for a year-to-date total of 431 restaurants. In addition, Tricon repurchased 2.5 million shares of its stock for $79 million in the quarter. This completed the $350 million share repurchase program announced in September 1999. A total of 9.8 million shares were repurchased under this program.

Dave Deno, Chief Financial Officer, said, “We are very pleased with the strong execution of our financial strategies despite the reduction in our operating forecast. We continue to realize significant savings by reducing our ongoing general and administrative expenses, which were down about $25 million for the quarter and over $60 million year-to-date. For the balance of the year we anticipate modest additional improvement in reducing these costs. During the quarter, we aggressively repurchased our stock and completed our $350 million authorized program reducing our outstanding shares by almost 10 million since the program began. This year’s free cash flow performance will be adversely affected by the weak performance at Taco Bell and, more significantly, the one-time cash costs related to the AmeriServe situation. However, we do expect to reduce debt slightly for the year along with repurchasing $216 million of our stock and funding the AmeriServe situation. We are doing everything possible to ensure cash is invested in only the highest return opportunities. Along those lines we are pleased to confirm our refranchising program is on track to sell at least 600 units during 2000 delivering in excess of $200 million in free cash flow. Finally, we expect our returns on invested capital to show continued improvement for the year.”

AmeriServe

As previously disclosed, we have been advancing funds to AmeriServe during its bankruptcy proceedings under a debtor-in-possession revolving credit facility. In connection with the facility and other costs and obligations of the AmeriServe bankruptcy, we have recorded a $70 million unusual charge in our second quarter.

Tricon continues to work closely with AmeriServe, its suppliers and the purchasing cooperative for the Tricon system to ensure that Tricon system restaurants receive supplies in a timely and cost effective manner. To date, Tricon has not experienced any significant service interruptions. Tricon is purchasing restaurant level inventory for the U.S. system directly from suppliers, while AmeriServe continues to distribute products to stores and provide ordering, inventory, billing and collection services for the same fee in effect prior to the bankruptcy filing.

AmeriServe recently confirmed that it is exploring a number of strategic alternatives, including the potential sale of substantially all of its assets to another distribution company. AmeriServe also announced that it has entered into preliminary discussions with several parties, including McLane Company, Inc. (a subsidiary of Wal-Mart Stores, Inc.), concerning these strategies. As part of these discussions, Tricon may be asked to modify certain terms and conditions of its existing contract with AmeriServe, including payment terms, the length of the agreement and the amount of the distribution fee. Tricon does not expect that such changes, if any, would have a material effect on ongoing operations. In any event, Tricon intends to continue to work closely with AmeriServe to facilitate a sale of the AmeriServe business to a buyer, or the consummation of another strategic alternative that, in either case, is acceptable to the Tricon system.

Tricon remains committed to AmeriServe as it is reorganized through the bankruptcy process – whether through the sale of the business to one or more acceptable distributors or another strategic alternative. However, Tricon has also undertaken contingency planning and believes that sufficient capacity exists at competitive rates with alternative distributors in the event AmeriServe is no longer able to meet the distribution needs of the Tricon system.

The term "ongoing" in the following section excludes the impact of facility actions net gain, unusual items, and last year's accounting changes.

Ongoing Results*

  Ongoing operating profit was up 6% in the quarter and 5% year-to-date. The rate of growth was negatively impacted by our ongoing refranchising efforts, as we continue to sell company restaurants. This negatively impacted year-over-year growth in ongoing operating profit by about 6%. Within operating profit, restaurant profit decreased as we sold restaurants which was partially offset by higher franchise fees and lower general and administrative expenses. Additionally, refranchising proceeds reduced debt and lowered our year-over-year interest expense.

  System sales of over $5 billion were up slightly, driven by the opening of new restaurants, offset by declines in same store sales and restaurant closures. Year-to-date system sales grew 1% to nearly $10 billion.

    U.S. system sales declined 4% for the quarter and 2% year-to-date.
    International system sales increased 8% for both the quarter and year-to- date. Currency translation impact turned slightly negative for the quarter but remains slightly favorable year-to-date.

  As expected, Tricon's refranchising efforts drove a decline in worldwide company revenues despite adding over 1,100 traditional new restaurants globally over the past year. The negative impact on revenue growth from refranchising will continue throughout the year.

    U.S. revenues declined 16% in the quarter and 15% year-to-date.
    International revenues decreased 2% for both the quarter and year-to-date.
    Franchise and license fees increased 8% for the quarter driven by the acquisition of about 1,200 existing company restaurants by franchisees over the past year and the opening of over 800 new franchise restaurants partially offset by restaurant closures. This increase was driven by 14% growth in International franchise fees, which included 2 points of unfavorable foreign currency translation impact. Year-to-date worldwide franchise and license fees increased by 11%.

  Company restaurant level margins as a percent of sales increased 40 basis points in the quarter led by 100 basis points of improvement in International margins and a 20 basis point increase in the U.S. margins. Portfolio actions benefited margins by 90 points for the quarter. Base company restaurant level margins were down about 50 basis points driven by U.S. performance including the impact of sales deleverage and labor rate increases offset by favorable commodity costs, primarily cheese.

  Year-to-date company restaurant level margins as a percent of sales decreased by 40 basis points driven by an 80 basis point decline in U.S. margins. U.S margins were down resulting from the impact of lapping the favorable self-insurance adjustments in 1999, sales deleverage and labor rate increases partially offset by favorable portfolio actions and commodity costs. International margins were up 110 basis points.

  General and administrative expenses declined 11%. The reduction of spending on Y2K, lower incentive compensation and savings from Tricon's refranchising actions drove the decline. International G&A was up slightly for the quarter. Year-to-date G&A has decreased by 14%.

  Net interest expense declined 18%. This was primarily due to free cash flow generated from refranchising over the past 12 months, which was used to reduce debt. Year-to-date net interest expense has decreased 20%. For the third quarter, interest expense is expected to be flat versus the prior year.

  As expected, the effective tax rate on ongoing operating profit for the quarter was 39.1%. This compares to a 40.3% rate last year. For 2000, Tricon is currently targeting an ongoing operating effective tax rate in the range of 38% to 39%.

  Tricon repurchased 2.5 million shares for about $79 million in the quarter under its $350 million share repurchase program announced in September 1999. This completed Tricon's $350 million program under which Tricon has repurchased 9.8 million of its shares.

  Since year-end, net debt increased by about $80 million as Tricon opportunistically repurchased shares for $216 million and, because of the AmeriServe situation, funded the direct purchase of inventory for the U.S. system and carried the receivables from U.S. franchisees related to the sale of this inventory. For the quarter, net debt decreased by over $110 million.

U.S. Same Store Sales

-------------------------------------------------------------------------------
                  Period 4       Period 5         Period 6       2nd Quarter
-------------------------------------------------------------------------------
KFC                 (3)             (5)              (1)           (3)
-------------------------------------------------------------------------------
Pizza Hut           (1)              0                3             1
-------------------------------------------------------------------------------
Taco Bell           (5)             (7)              (7)           (6)
-------------------------------------------------------------------------------
U.S. Blended        (3)             (4)              (1)           (3)
-------------------------------------------------------------------------------

Note:   The second quarter consists of Periods 4, 5, and 6.

*These results should be read in conjunction with the attached financial summary.

Financial Summary
Second Quarter 2000
(MMs Except Per Share Amounts)

                                                   Quarter                    %               Year-To-Date                 %
                                          ---------------------------      Change       --------------------------       Change
                                             2000           1999            B/(W)          2000          1999             B/(W)
                                          ------------   ------------   -------------   ------------  ------------   -------------
System sales(a)                           $   5,014      $     5,002            -       $     9,940   $     9,808            1

Company revenues(b)                       $   1,656      $     1,886          (12)      $     3,253   $     3,699          (12)

Ongoing operating profit(c)               $     226      $       214            6       $       425   $       406            5
Interest expense                                 41               51           18                82           103           20
Income tax provision                             72               66          (10)              134           125           (7)
                                          ------------   ------------                   ------------  ------------
Ongoing operating earnings(c)             $     113      $        97           16       $       209   $       178           18
                                          ============   ============                   ============  ============

Earnings per diluted share components:
Ongoing operating earnings                $    0.76      $      0.60           26       $      1.39   $      1.10           27
Accounting changes(d)                             -             0.02           NM                 -          0.06           NM
Facility actions net gain                      0.26             0.49          (47)             0.43          0.61          (30)
Unusual items(e)                              (0.31)           (0.01)          NM             (0.32)        (0.01)          NM
                                          ------------   ------------                   ------------  ------------

Total                                     $    0.71       $     1.10          (36)      $      1.50   $      1.76          (15)
                                          ============   ============                   ============  ============
  Includes combined sales from company, franchisees, licensees, and unconsolidated affiliates.
  Includes company sales and franchise and license fees.
  Before facility actions net gain, unusual items, and last year's accounting changes.
  Includes both required and discretionary changes, which are more fully described in our 1999 Form 10-K.
  Primarily includes the reserve for the uncollectability related to the debtor-in-possession receivable from AmeriServe and our exposure under the Replacement Lien. These items are more fully described in our first quarter 2000 Form 10-Q.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These “forward-looking” statements reflect management’s expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, ongoing business viability of our key distributor, the ability to secure alternative distribution to our restaurants at competitive rates, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon’s financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

REVISED EARNINGS RELEASE CONFERENCE CALL TIME

PLEASE NOTE THAT WE ARE REVISING THE TIME OF OUR CONFERENCE CALL. Our call will begin at 9:00 a.m. EDT on July 19 instead of 10:00 a.m. EDT as originally scheduled.

The call-in procedure is:

  You may call in starting at 8:40 a.m. EDT
  In the U.S. the phone number is 877-679-9055
  International callers should dial 952-556-2808
  Tell the operator you want to participate in the Tricon conference call
  You will be asked to identify yourself and your firm before being connected to the conference call
  The call will wrap up with Q&A and will end by 10:00 a.m. EDT

The call will be recorded and available for playback by dialing 800-615-3210 in the U.S. or 703-326-3020 Internationally. The access code is 4391740. The playback will run continually from Wednesday, July 19 starting around 12:00 noon EDT through Sunday, July 23 ending at 12:00 midnight EDT. You can also listen to a replay of the call by accessing our Internet site at www.triconglobal.com then selecting “Streetfusion 2nd Quarter Earnings Webcast.”

Please contact Larry Gathof (502-874-8918) or Tim Jerzyk (502-874-8617) with questions.

TRICON Global Restaurants, Inc.
Condensed Consolidated Statement Of Income
(tabular amounts in millions, except per share amounts)
(unaudited)

                                                                            %                                                %
                                                                %        Pro Forma                               %        Pro Forma
                                       12 Weeks Ended        Change       Change         24 Weeks Ended       Change       Change
                                  -----------------------     B/(W)        B/(W)     ---------------------     B/(W)        B/(W)
                                    6/10/00      6/12/99       (a)        (a)(b)      6/10/00     6/12/99       (a)        (a)(b)
                                  -----------  ----------  ----------  ------------  ----------  ---------  ----------  ------------
Revenues
Company sales                     $   1,480    $  1,723       (14)         (14)      $  2,905    $  3,385       (14)        (14)
Franchise and license fees              176         163         8            8            348         314        11          11
                                  -----------  ----------
                                      1,656       1,886       (12)         (12)         3,253       3,699       (12)        (12)
                                  -----------  ----------                            ----------  ---------
Costs and expenses, net
Company restaurants
  Food and paper                        449         534        16           16            890       1,062        16          16
  Payroll and employee benefits         407         481        15           16            817         944        13          14
  Occupancy and other operating
    expenses                            387         437        11           11            760         849        10          10
                                  -----------  ----------                            ----------  ---------
                                      1,243       1,452        14           14          2,467       2,855        14          14
General and administrative
  expenses(c)                           195         215        10           11            376         428        12          14
Other (income) expense(d)                (8)         (1)       NM           NM            (15)         (6)       NM          NM
Facility actions net gain(e)            (66)       (133)      (50)         (50)          (113)       (167)      (32)        (32)
Unusual items(f)                         72           4        NM           NM             76           4        NM          NM
                                  -----------  ----------                            ----------  ---------
Total costs and expenses,
  net(c)(g)                           1,436       1,537         7            7          2,791       3,114        10          11
                                  -----------  ----------                            ----------  ---------
Operating profit                        220         349       (37)         (36)           462         585       (21)        (19)

Interest expense, net                    41          51        18           18             82         103        20          20
                                  -----------  ----------                            ----------  ---------
Income before income taxes              179         298       (40)         (39)           380         482       (21)        (18)

Income tax provision(h)                  73         119        38           37            154         197        22          19
                                  -----------  ----------                            ----------   ---------
Net income                        $     106    $    179       (41)         (40)      $    226    $    285       (21)        (18)
                                  ===========  ==========                            ==========  =========

Basic EPS Data
  EPS                             $    0.72    $   1.16       (38)         (37)      $   1.53    $   1.86       (18)        (15)
                                  ===========  ==========                            ==========  =========
Average shares outstanding              147         154         4            4            148         153         4           4
                                  ===========  ==========                            ==========  =========

Diluted EPS Data
  EPS                             $    0.71    $   1.10       (36)         (34)      $   1.50    $   1.76       (15)        (12)
                                  ===========  ==========                            ==========  =========
Average shares outstanding              149         163         8            8            150         162         7           7
                                  ===========  ==========                            ==========  =========

See accompanying notes.

TRICON Global Restaurants, Inc.
Supplemental Schedule of Reportable Operating Segments’
Revenues and Operating Profit
(in millions)
(unaudited)

                                         12 Weeks Ended      % Change                 24 Weeks Ended         % Change
                                     ---------------------     B/(W)               ----------------------      B/(W)
                                      6/10/00     6/12/99       (a)                 6/10/00      6/12/99        (a)
                                     ---------  ----------  ---------              ----------  ----------  -----------
System Sales
  United States                      $  3,271   $   3,389        (4)               $   6,476   $   6,609        (2)
  International                         1,743       1,613         8                    3,464       3,199         8
                                     ---------  ----------                         ----------  ----------
  Worldwide                          $  5,014   $   5,002         -                $   9,940   $   9,808         1
                                     =========  ==========                         ==========  ==========
Revenues
United States
    Company sales                    $  1,054   $   1,282       (18)               $   2,101   $   2,546      (17)
    Franchise and license fees            119         113         6                      234         215         9
                                     ---------  ----------                         ----------  ----------
   Total United States                  1,173       1,395       (16)                   2,335       2,761       (15)
                                     ---------  ----------                         ----------  ----------
   International
    Company sales                         426         441        (3)                     804         839        (4)
    Franchise and license fees             57          50        14                      114          99        15
                                     ---------  ----------                         ----------  ----------
  Total International                     483         491        (2)                     918         938        (2)
                                     ---------  ----------                         ----------  ----------
  Worldwide                          $  1,656   $   1,886       (12)               $   3,253   $   3,699       (12)
                                     =========  ==========                         ==========  ==========

                                                                           %                                                 %
                                      12 Weeks Ended                    Proforma        24 Weeks Ended           %        Proforma
                                     ---------------------   % Change    Change    ----------------------     Change       Change
                                                               B/(W)      B/(W)                                B/(W)        B/(W)
                                      6/10/00     6/12/99       (a)      (a)(b)      6/10/00     6/12/99        (a)        (a)(b)
                                     ---------  ----------  ---------  ----------  ----------  ----------  -----------  -----------
Restaurant Margin
   United States(c)(g)               $    172   $     208       (17)      (17)     $     316    $    412       (23)         (22)
   International(c)                        65          63         3         3            122         118         3            4
                                     ---------  ----------                         ----------  ----------
   Worldwide                         $    237   $     271       (13)      (12)     $     438    $    530       (17)         (16)
                                     =========  ==========                         ==========  ==========

Restaurant Margin As A Percent Of Company Sales
   United States(c)(g)                  16.4%       16.3%   0.1 ppts.   0.2 ppts.      15.1%       16.2%   (1.1) ppts.  (0.8) ppts.
   International(c)                     15.2%       14.2%   1.0 ppts.   1.0 ppts.      15.1%       14.0%    1.1  ppts.   1.1  ppts.
   Worldwide                            16.0%       15.7%   0.3 ppts.   0.4 ppts.      15.1%       15.7%   (0.6) ppts.  (0.4) ppts.
Operating Profit
  United States ongoing operating
    profit(g)                        $    190   $     204        (7)                $    346   $     379        (9)
  International ongoing
    operating profit                       68          58        20                      143         114        26
   Ongoing unallocated
    and corporate expenses                (33)        (46)       29                      (65)        (84)       23
  Foreign exchange gain (loss)              1          (2)       NM                        1          (3)       NM
                                     ---------  ----------                         ----------  ----------
  Worldwide ongoing
    operating profit                      226         214         6                      425         406         5
  Accounting changes(c)                     -           6        NM                        -          16        NM
  Facility actions net gain(e)             66         133       (50)                     113         167       (32)
  Unusual items(f)                        (72)         (4)       NM                      (76)         (4)       NM
                                     ---------  ----------                         ----------  ----------
  Reported operating profit(c)(g)    $    220   $     349       (37)               $     462   $     585       (21)
                                     =========  ==========                         ==========  ==========

See accompanying notes.

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF INCOME AND SUPPLEMENTAL SCHEDULE OF REPORTABLE OPERATING SEGMENTS' REVENUES AND OPERATING PROFIT:
(tabular dollar amounts in millions, except per share amounts)

  Percentages may not recompute due to rounding.

  Pro Forma % B/(W) excludes the effects of the accounting and human resource policy changes described in Note (c).

  As more fully described in our 1999 Form 10-K, our 1999 operating results included accounting and human resource policy changes of approximately $6 million ($4 million after-tax or $0.02 per diluted share) in the quarter and $16 million ($10 million after-tax or $0.06 per diluted share) year-to-date. The estimated impact of these accounting changes are summarized below:

                              12 Weeks Ended 6/12/99                  24 Weeks Ended 6/12/99
                      -----------------------------------   ------------------------------------
                       Restaurant                            Restaurant
                         Margin       G&A       Total          Margin       G&A        Total
                      -----------  ---------  -----------   -----------  ----------  -----------
      U.S.            $     2      $     1    $    3        $     8      $     4     $   12
      International         -           (1)       (1)             -           (2)        (2)
      Unallocated           -            4         4              -            6          6
                      -----------  ---------  -----------   -----------  ----------  -----------
      Total           $     2      $     4    $    6        $     8      $     8     $   16
                      ===========  =========  ===========   ===========  ==========  ===========
  Other (income) expense included the following:

                                                                12 Weeks Ended            24 Weeks Ended
                                                         ------------------------  ------------------------
                                                          6/10/00      6/12/99       6/10/00      6/12/99
                                                         -----------  -----------  -----------  -----------
      Equity income from investments in unconsolidated
        affiliates                                       $     (7)    $     (3)    $    (14)    $     (9)
      Foreign exchange net (gain) loss                         (1)           2           (1)           3
                                                         -----------  -----------  -----------  -----------
      Total other (income) expense                       $     (8)    $     (1)    $    (15)    $     (6)
                                                         ===========  ===========  ===========  ===========
  Facility actions net gain included the following:

                                                                12 Weeks Ended             24 Weeks Ended
                                                         ------------------------  ------------------------
                                                          6/10/00      6/12/99      6/10/00      6/12/99
                                                         -----------  -----------  -----------  -----------
      Refranchising net gains                            $     74     $    141     $    121     $    178
      Store closure net (costs) credits                        (4)           1           (3)           -
      Impairment charges for stores that will continue
        to be used in the business                             (4)          (7)          (4)          (7)
      Impairment charges for stores to be closed                -           (2)          (1)          (4)
                                                         -----------  -----------  -----------  -----------
                                                         $     66     $    133     $    113     $    167
                                                         ===========  ===========  ===========  ===========
      U.S.                                               $     69     $    129     $    112     $    162
      International                                            (3)           4            1            5
                                                         -----------  -----------  -----------  -----------
      Total                                              $     66     $    133     $    113     $    167
                                                         ===========  ===========  ===========  ===========
      After-tax net gain                                 $     39     $     80     $     65     $     99
                                                         ===========  ===========  ===========  ===========
      Per diluted share                                  $   0.26     $   0.49     $   0.43     $   0.61
                                                         ===========  ===========  ===========  ===========

  Facility actions net gain in 1999 included favorable adjustments to our 1997 fourth quarter charge of $3 million ($2 million after-tax or $.01 per diluted share) in the quarter and $4 million ($3 million after-tax or $.02 per diluted share) year-to-date. These adjustments related to decisions to retain certain stores originally expected to be disposed of and better-than-expected proceeds from stores disposed of.

  Unusual items of $72 million ($46 million after-tax or $0.31 per diluted share) and $76 million ($49 million after-tax or $0.32 per diluted share) in the quarter and year-to-date 2000, respectively, primarily included:

    Reserve for the uncollectibility related to the debtor-in-possession receivable from AmeriServe and our exposure under the Replacement Lien (as discussed in our first quarter, 2000 Form 10-Q).
    Direct incremental costs incurred by TRICON as a result of AmeriServe’s bankruptcy filing.
    Additional costs of defending certain wage and hour litigation which are expensed as incurred.

  Unusual items of $4 million ($2 million after-tax) in the quarter and year-to-date 1999, primarily included:

    Additional costs of defending certain wage and hour litigation.
    Additional severance and other exit costs related to strategic decisions to streamline the infrastructure of our international business.

  Our quarter and year-to-date restaurant margin and operating profit in 2000 included less than $0.5 million of unfavorable self-insurance adjustments, as determined by our independent actuary.

  Year-to-date restaurant margin and operating profit in 1999 included favorable self-insurance adjustments and other insurance-related adjustments of $21 million. The 1999 self-insurance adjustments reflected improved casualty loss trends across all three of our U.S. operating companies.

  The effective tax rates were 41.1% and 40.0% for the 12 weeks ended June 10, 2000 and June 12, 1999, respectively. The effective tax rates were 40.6% and 40.9% for the 24 weeks ended June 10, 2000 and June 12, 1999, respectively.

TRICON Global Restaurants, Inc.
Restaurant Units Activity Summary
For the 24 Weeks Ended June 10, 2000
(unaudited)

                                                Unconsolidated
                                     Company      Affiliates     Franchisees    Licensees      Total
                                    ----------  --------------  -------------  -----------  ----------
KFC U.S.
Balance at December 25, 1999          1,439            -             3,743            49      5,231
  Openings and acquisitions              12            -                37             -         49
  Refranchising and licensing           (73)           -                73             -          -
  Closures                               (8)           -                (1)           (4)       (13)
                                    ----------  --------------  -------------  -----------  ----------
Balance at June 10, 2000              1,370            -             3,852            45      5,267
                                    ==========  ==============  =============  ===========  ==========
% of Total                             26.0%         0.0%             73.1%          0.9%     100.0%

Pizza Hut U.S.
Balance at December 25, 1999          2,355            -             4,446         1,283      8,084
  Openings and acquisitions              12            -                54            76        142
  Refranchising and licensing          (264)           -               264             -          -
  Closures                              (47)           -               (74)          (75)      (196)
                                    ----------  --------------  -------------  -----------  ----------
Balance at June 10, 2000              2,056            -             4,690         1,284      8,030
                                    ==========  ==============  =============  ===========  ==========
% of Total                             25.6%         0.0%             58.4%         16.0%     100.0%

Taco Bell U.S.
Balance at December 25, 1999          1,190            -             3,921         1,768      6,879
  Openings                                6            -                43            42         91
  Refranchising and licensing           (27)           -                29            (2)         -
  Closures                               (9)           -               (29)         (103)      (141)
                                    ----------  --------------  -------------  -----------  ----------
Balance at June 10, 2000              1,160            -             3,964         1,705      6,829
                                    ==========  ==============  =============  ===========  ==========
% of Total                             17.0%         0.0%             58.0%         25.0%     100.0%

Total U.S.
Balance at December 25, 1999          4,984            -            12,110         3,100     20,194
  Openings and acquisitions              30            -               134           118        282
  Refranchising and licensing          (364)           -               366            (2)         -
  Closures                              (64)           -              (104)         (182)      (350)
                                    ----------  --------------  -------------  -----------  ----------
Balance at June 10, 2000              4,586            -            12,506         3,034     20,126
                                    ==========  ==============  =============  ===========  ==========
% of Total                             22.8%         0.0%             62.1%         15.1%     100.0%

International
Balance at December 25, 1999          1,997        1,178             6,304           309      9,788
  Openings and acquisitions              50           38               181            14        283
  Refranchising and licensing           (67)           -                67             -          -
  Closures                              (21)         (13)              (84)          (12)      (130)
                                    ----------  --------------  -------------  -----------  ----------
Balance at June 10, 2000              1,959        1,203             6,468           311      9,941
                                    ==========  ==============  =============  ===========  ==========
% of Total                             19.7%        12.1%             65.1%          3.1%     100.0%

Worldwide
Balance at December 25, 1999          6,981        1,178            18,414         3,409     29,982
  Openings and acquisitions              80           38               315           132        565
  Refranchising and licensing          (431)           -               433            (2)         -
  Closures                              (85)         (13)             (188)         (194)      (480)
                                    ----------  --------------  -------------  -----------  ----------
Balance at June 10, 2000              6,545(a)     1,203            18,974         3,345     30,067
                                    ==========  ==============  =============  ===========  ==========
% of Total                             21.8%         4.0%             63.1%         11.1%     100.0%
  Includes 12 Company units approved for closure but not yet closed at June 10, 2000.